SPECIAL MEETING OF SHAREHOLDERS PRINCOR GOVERNMENT SECURITIES INCOME FUND, INC. HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis               13,320,803            264,616
    Ehrle               13,291,809            293,610
    Ferguson            13,321,908            263,512
    Gilbert             13,326,110            259,309
    Griswell            13,293,926            291,493
    Jones               13,300,094            285,326
    Keller              13,303,919            281,501
    Lukavsky            13,313,069            272,350
    Peebler             13,288,992            296,428

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         13,147,713           115,460               322,246

3.Approval of name change Principal Government Securities Income Fund, Inc.

          In Favor            Opposed               Abstain

         12,593,127           602,448               389,843

4.Approval of modification of management agreement.

          In Favor            Opposed               Abstain

         12,357,748           692,513               535,157

5.Approval to eliminate the fundamental investment restriction regarding the purchase of shares of other investment companies.

     In Favor        Opposed      Abstain     Broker Non-Votes

    12,124,155       381,237      510,024          570,003